Exhibit 10.20

[            ], 2018

Adrian Senderowicz, MD

Dear Adrian,

You are employed by Constellation Pharmaceuticals, Inc., a Delaware corporation (the “Company”) pursuant to that certain offer letter, by and between you and the Company dated July 6, 2017 (the “Original Offer Letter”).

If you accept this letter (the “Amended and Restated Offer Letter”) by signing below, then, effective as of the commencement of trading of the Company’s common stock on the Nasdaq Stock Market (the “Effective Date”), the following terms shall apply to your continued employment with the Company, which terms shall amend, restate and supersede in their entirety any terms contained in the Original Offer Letter:

Employment: As of the Effective Date, you will continue to be employed to serve on a full-time basis in the position of Senior Vice President & Chief Medical Officer, reporting to the Chief Executive Officer (“CEO”). You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Notwithstanding the foregoing, you may continue to serve as a member of the Board of Directors of Puma Technologies, Inc. provided that such service does not interfere in any material respect with the performance of your duties for the Company and does not create a conflict of interest.

Base Salary: As of the Effective Date, your base salary will be at the rate of $15,251.69 per bi-weekly pay period (which if annualized equals $396,544), less all applicable taxes and withholdings and which will be paid in accordance with the Company’s regular payroll practices, subject to adjustment at the discretion of the Board of Directors of the Company (the “Board”).

Annual Discretionary Bonus: Following the end of each fiscal year, and provided that the Board approves funding an annual bonus pool for such fiscal year, you will be eligible for a retention and performance bonus (the “Performance Bonus”). The target amount of such Performance Bonus will be 40% of your annualized base salary for the applicable fiscal year, based on the Company’s achievement of its performance goals and your achievement of your performance goals for the fiscal year. The Board or its designee, in its sole discretion, shall determine whether goals have been achieved and whether a Performance Bonus will be awarded. Any Performance Bonus will be paid to you following the close of the fiscal year to which it relates (but in no event later than March 15th). In any event, you must be an active employee of the Company on the date any Performance Bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

Sign on Bonus: In connection with the commencement of your employment under the Original Offer Letter, you received a one-time sign-on bonus in the amount of $50,000.00, less all applicable taxes and withholdings. Please note that if, prior to the one-year anniversary of July 10, 2017 (the “start date”), you resign your employment without Good Reason (as defined below) or your employment is terminated for Cause (as defined below), you will be required to repay the Company (within thirty (30) days following your separation date) an amount equal to $4,166.66 per complete calendar month remaining between your separation date and the one-year anniversary of the start date.

Withholdings: All compensation payable to you shall be subject to applicable taxes and withholdings.

Initial Stock Option Grant: In connection with the commencement of your employment, you were granted an option to purchase 1,600,000 shares of the Company’s common stock (the “Initial Option”), at a price equal to the fair market value of the common stock on the date of the grant, as determined by the Board. This Initial Option is subject to the standard terms and conditions of the Constellation Pharmaceuticals Stock Option Plan and the stock option agreement provided in connection therewith. As set forth in the stock option agreement, the Initial Option vests over four years at the rate of 25% after twelve months of active employment beginning with the start date and an additional 6.25% per quarter in accordance with the specific terms provided in the stock option agreement.

Subsequent Stock Option Grant: You have been granted an option to purchase up to an additional 800,000 shares of the Company’s common stock (the “Subsequent Grant”), at a price equal to the fair market value of the common stock on the date of the grant, as determined by the Board. This Subsequent Grant is subject to the standard terms and conditions of the Constellation Pharmaceuticals Stock Option Plan and the stock option agreement provided in connection therewith. Pursuant to this Amended and Restated Offer Letter and an amendment to the applicable stock option agreement, as of the Effective Date, 100,000 of the shares subject to the option will continue to vest at the rate of 6.25% per quarter with a vesting start date of July 10, 2017 and the remaining 700,000 of the shares subject to the option will vest over four years, from the Effective Date, at the rate of 6.25% per quarter, each subject to your continued employment with the Company.

Benefits: You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs, including the Company’s 401(k) plan, which is currently being offered through Fidelity Investments. We have provided you with a summary of the benefits that are currently provided to the employees of Constellation Pharmaceuticals. Please note that the benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time, and from time to time without advance notice.

Change In Control: The Company has adopted a Change in Control Severance Plan (the “Plan”), in which you are eligible to participate and that has been provided to you under separate cover. The Plan is the sole agreement between the Company and you governing any compensation and/or benefits, equity or otherwise, that you may be eligible to receive if your employment with the Company (or its successor in a “Change in Control” (as defined in the Plan) is terminated other than for “Cause” (as defined in the Plan) or terminates for “Good Reason” (as defined in the Plan) during the Protected Period (as defined in the Plan), but not in the event of death or disability. In the event there is a conflict between the terms of this Amended and Restated Offer Letter and the terms of the Plan, the terms of the Plan shall govern. For the avoidance of doubt, if you are eligible for benefits under the Plan, you will not be eligible to receive the Severance Benefits (as defined below) or the Additional Severance Benefit (as defined below). The vesting under the Plan will apply to both the Initial Option and the Subsequent Grant.

Employment At-Will: This Amended and Restated Offer Letter is not intended to create or constitute an employment agreement or contract between you and Constellation for any definite period of time and shall not be construed as an agreement, either express or implied, to employ you for any stated term. If you accept the Company’s offer of continued employment on the terms set forth herein, your employment with the Company will continue to be on an “at-will” basis, meaning that both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this Amended and Restated Offer Letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.

Severance Benefits Not in Connection With a Change in Control:

Without limiting the at-will nature of your employment with the Company, in the event that, outside of the Protected Period (as defined in the Plan), Constellation terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), and subject to the Severance Conditions set forth below, Constellation shall: (i) pay you in one lump sum a severance payment equivalent to (x) twelve (12) months of your then current base salary which amount shall, if your separation occurs prior to the one-year anniversary of your start date, be multiplied by (y) a fraction the numerator of which is the number of days from the start date through and including the date employment ends and the denominator of which is 365, less all applicable taxes and withholdings (the “Severance Pay”); and (ii) if you are eligible for and timely elect to continue receiving group medical and/or dental insurance under COBRA, until the earlier of (x) the date that is twelve (12) months following your separation date, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to your separation date (though if, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, this COBRA benefit will not apply) (collectively, the “Severance Benefits”). In addition, if (a) a new CEO commences employment with the Company prior to the one-year anniversary of your start date, and (b) the Company terminates your employment without Cause prior to the one-year anniversary of your start date and (c) the date of such termination occurs outside of the Protected Period (as defined in the Plan), then, subject to the Severance Conditions, instead (and in lieu) of the prorated Severance Pay set forth in clause (i) above, you will receive a lump sum severance payment equal to twelve (12) months of your then current base salary, and the Initial Option and the Subsequent Grant shall vest and become immediately exercisable based on 2.0833% of the number of shares under the Initial Option and the Subsequent Grant times the number of full calendar months elapsed since the start date as of the date of termination (together, the “Additional Severance Benefit”) and any remaining portions of the Initial Option and the Subsequent Grant will immediately expire.

The Company’s obligation to provide you with the Severance Benefits and/or the Additional Severance Benefit is contingent upon your entering into a Severance and Release of Claims Agreement (the “Severance Agreement”) in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims you may have and your agreement to non-disparagement, confidentiality, and cooperation obligations). The Severance Agreement must be signed by you, and any applicable revocation period with respect thereto must have expired, by the

60th day following the end of your employment (or such shorter period as the Company may specify). Payment of the Severance Pay will be made on the first regular payday after the Severance Agreement becomes effective; provided, however, that if the 60th day following your separation date occurs in the calendar year following the year of your separation, then payment shall not be made before January 1 of such subsequent calendar year.

Cause: For purposes of this Amended and Restated Offer Letter, “Cause” shall mean (i) a material breach of any material term of any applicable offer letter or agreement between you and the Company, including the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement referred to below, (ii) your plea of guilty or nolo contendere to, or your conviction of, a felony offense or a crime of dishonesty, (iii) your repeated unexplained or unjustified absences, refusals or failures to carry out the lawful directions of the Board or the CEO, or (iv) your willful misconduct that results or is reasonably likely to result in material harm to the Company.

Good Reason: For purposes of this Amended and Restated Offer Letter, “Good Reason” shall mean (i) a material reduction of your base salary, (ii) a material diminution of your authority, duties, or responsibilities, (iii) a requirement that your principal place of providing services to the Company change by more than 50 miles, other than in a direction that reduces your daily commuting distance; or (iv) any material breach by the Company of a material provision of any agreement between you and the Company under which you provide services. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) you give the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and you have not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice, and (z) if the Company does not correct, you end your employment not more than 30 days following the period to correct in (y).

Payments Subject to Section 409A: This Amended and Restated Offer Letter, and any payments or other benefits under this Amended and Restated Offer Letter, is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section and consistent with Exhibit A to this Amended and Restated Offer Letter.

Employment Eligibility: You hereby acknowledge that your continued employment with the Company is conditioned upon your continued compliance with the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that you previously signed as a condition of your employment with the Company, which agreement remains in full force and effect, and which you hereby reaffirm.

Company Policies and Procedures: As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

Miscellaneous: You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Amended and Restated Offer Letter.

Please note that this Amended and Restated Offer Letter is your formal offer of continued employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this Amended and Restated Offer Letter or your employment with the Company, including without limitation the Original Offer Letter. The resolution of any disputes under this Amended and Restated Offer Letter will be governed by Massachusetts law.

If you agree with the provisions of this Amended and Restated Offer Letter, please sign the enclosed duplicate of this Amended and Restated Offer Letter in the space provided below and return it to Brenda Sousa no later than [                ].

Sincerely,

Jigar Raythatha
President & CEO
Constellation Pharmaceuticals, Inc.

The foregoing correctly sets forth the terms of my at-will employment with Constellation Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

Adrian Senderowicz, MD	Date

Exhibit A

Payments Subject to Section 409A

The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided under this offer letter:

(a)	It is intended that each installment of the severance payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor Constellation shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)	If, as of the date of your “separation from service” from Constellation, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c)	If, as of the date of your “separation from service” from Constellation, you are a “specified employee” (within the meaning of Section 409A), then:

(i)	Each installment of the severance payments and benefits due under this offer letter that is paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in this offer letter; and

(ii)	Each installment of the severance and benefits due under this offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from Constellation shall not be paid until the date that is six months and one day after such separation from service, (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if any to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(iii) (relating to separation pay upon an involuntary “separation from service”. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which separation from service occurs.

(d)	The determination of whether and when your separation from service from Constellation has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Constellation” shall include all persons with whom Constellation would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e)	All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)	Notwithstanding anything to the contrary in this offer letter, any payment or benefit under this offer letter or otherwise that may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs.